Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE

2009 FISCAL THIRD QUARTER ENDED JUNE 30, 2009

Digital revenue grows to $175 million;

Cash balance of $345 million

•	Total revenue of $769 million decreased 9% from the prior-year quarter, or 2% on a constant-currency basis.

•

Digital revenue was $175 million, or 23% of total revenue in the quarter, up 1% sequentially from $173 million in the second quarter of fiscal 2009 and up 5% from $166 million in the prior-year quarter. On a constant-currency basis, digital revenue grew 11% from the prior-year quarter and 2% sequentially.

•	Operating income from continuing operations declined 51% to $25 million compared to $51 million in the prior-year quarter.

•	Operating income before depreciation and amortization (OIBDA) fell 22% to $90 million from $116 million in the prior-year quarter.

•

Loss from continuing operations was ($0.25) per diluted share compared to a loss from continuing operations of ($0.06) per diluted share in the prior-year quarter. Interest expense this quarter included $18 million, or $0.12 per diluted share, of previously unamortized deferred financing fees related to the company’s senior secured credit facility. These fees were written off in the current quarter when the company repaid the credit facility in full in connection with its senior secured bond offering.

NEW YORK, August 6, 2009—Warner Music Group Corp. (NYSE: WMG) today announced its third-quarter financial results for the period ended June 30, 2009.

“At a time when quarterly results are pressured by the macroeconomic downturn and the industry transition, we remain focused on prudently positioning ourselves to benefit when those pressures abate – by actively creating a new recorded music business model to diversify our revenue mix,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “We are making good progress on that effort. For example, we now have comprehensive expanded-rights agreements with more than half of our active global artist roster.”

“We substantially improved our financial flexibility with our recent bond offering and debt pay-down and will continue to manage our balance sheet conservatively in the current climate,” said Steve Macri, Warner Music Group’s Executive Vice President and CFO. “Our 2009 fiscal year remains back-end weighted towards the fourth quarter, due to the timing of releases.”

For the quarter, revenue declined 9.3% to $769 million from $848 million in the prior-year quarter, and was down 2.0% on a constant-currency basis. This performance primarily reflected the company’s fiscal fourth quarter-weighted release schedule, general economic pressures and the transition from physical sales to digital sales in the recorded music industry. Domestic revenue declined 10.3% while international revenue decreased 8.2%, but grew 5.3% on a constant-currency basis due primarily to an increase in revenue from the company’s European concert promotion business. Revenue growth in the U.K., France, Italy and Canada was offset by weakness in Japan and Latin America. Digital revenue of $175 million grew 5.4% over the prior-year quarter, or 10.8% on a constant-currency basis. Digital revenue grew 1.2% sequentially from the second quarter of fiscal 2009, or 2.3% on a constant-currency basis, and represented 22.8% of total revenue for the quarter.

Operating income from continuing operations fell 51.0% to $25 million from $51 million in the prior-year quarter and operating margin from continuing operations was down 2.8 percentage points to 3.3%. OIBDA decreased 22.4% to $90 million from $116 million in the prior-year quarter and OIBDA margin declined 2.0 percentage points to 11.7% from 13.7% as the effects of company-wide cost-management efforts were more than offset by declines in Japan related to the recession and the timing of releases in that territory.

Loss from continuing operations was $37 million, or ($0.25) per diluted share, for the quarter, compared with a loss from continuing operations of $9 million, or ($0.06) per diluted share, in the prior-year quarter. Interest expense this quarter included $18 million, or $0.12 per diluted share, of previously unamortized deferred financing fees related to the company’s senior secured credit facility. These fees were written off in the current quarter when the company repaid the credit facility in full.

The company reported a cash balance of $345 million as of June 30, 2009. On May 28, 2009, the company completed a $1.1 billion senior secured bond offering, the proceeds from which, along with $335 million of existing cash, were used to retire the company’s senior secured credit facility, which had a maturity date of February 28, 2011. The June 30, 2009 cash balance reflects the impact of this refinancing, which has increased the company’s financial flexibility by, among other things, pushing out the company’s earliest debt maturities from 2011 to 2014 and eliminating financial maintenance tests from its debt covenants. As of June 30, 2009, the company reported total long-term debt of $1.94 billion and net debt (total long-term debt minus cash) of $1.59 billion.

For the quarter, net cash provided by operating activities was $11 million compared to $89 million in the prior-year quarter. The decline in operating cash flow was largely related to the decrease in deferred revenue from the company’s European concert promotion business. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was $11 million, compared to $93 million in the comparable fiscal 2008 quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $54 million, compared to $140 million in the comparable fiscal 2008 quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business declined 8.3% from the prior-year quarter to $629 million, and was down 1.6% on a constant-currency basis. The decline in constant-currency revenue primarily reflected strength in parts of Europe and Canada, driven largely by carry-over sales of domestic product, and sales of local repertoire in France, Germany, the U.K. and Italy, offset by weakness in the U.S., Japan and Latin America.

The timing of releases, continued contracting global demand for physical product by retailers and soft economic conditions negatively impacted Recorded Music physical revenue. The decline in physical revenue was partially offset by improved digital and other revenue, primarily due to an increase in revenue from the company’s European concert promotion business. Major sellers in the quarter included Green Day, Eric Clapton and Steve Winwood, Michael Bublé, Rob Thomas, Paolo Nutini and Jason Mraz.

International Recorded Music revenue decreased 6.0% from the prior-year quarter to $345 million, but grew 7.8% on a constant-currency basis, while domestic Recorded Music revenue fell 11.0% from the prior-year quarter to $284 million. International Recorded Music revenue was bolstered by revenue from the company’s European concert promotion business.

Recorded Music digital revenue of $163 million grew 4.5% over the prior-year quarter, or 8.7% on a constant-currency basis, and represented 25.9% of total Recorded Music revenue, compared with 22.7% in the prior-year quarter. Domestic Recorded Music digital revenue amounted to $105 million, or 37.0% of total domestic Recorded Music revenue, compared with 31.7% in the prior-year quarter. Year-over-year digital revenue growth was driven by increased global online downloads.

Quarterly Recorded Music operating income from continuing operations fell 39.4% to $40 million, resulting in an operating margin from continuing operations of 6.4% compared to 9.6% in the prior-year quarter. Recorded Music OIBDA fell 21.8% to $86 million for the quarter. Recorded Music OIBDA margin contracted 2.4 percentage points from the prior-year quarter to 13.7%. The decline in Recorded Music OIBDA margin was largely driven by declines in Japan related to the recession and the timing of releases in that territory. Japan is typically a higher-margin territory because of the government-regulated pricing of recorded music product.

Music Publishing

Music Publishing revenue fell 12.5% from the prior-year quarter to $147 million, and declined 4.5% on a constant-currency basis. Music Publishing revenue declined 6.9% domestically and was down 15.5% internationally, or 3.1% internationally on a constant-currency basis. Digital revenue from Music Publishing grew 60.0% to $16 million, and was up 100.0% on a constant-currency basis, representing 10.9% of total Music Publishing revenue.

On a constant-currency basis, the decline in mechanical revenue of 20.4% and performance revenue of 6.5% was partially offset by a 20.8% increase in synchronization revenue and the 100.0% increase in digital revenue. The rise in synchronization revenue on a constant-currency basis was due in part to the timing of licensing revenue. Revenue declines primarily reflected recessionary pressures and the effects of the industry-wide decrease in physical sales on mechanical revenue.

Music Publishing operating income from continuing operations of $10 million was down 33.3% from the prior-year quarter, resulting in an operating margin from continuing operations of 6.8%, down 2.1 percentage points from the prior-year quarter. Music Publishing OIBDA declined 18.2% to $27 million and Music Publishing OIBDA margin of 18.4% decreased 1.2 percentage points from the prior-year quarter due primarily to recessionary pressures and the timing of royalty payments.

Financial details for the quarter can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three and Nine Months 6/30/09 versus 6/30/08 (dollars in millions, except per share amounts)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	% Change	Nine Months Ended June 30, 2009	Nine Months Ended June 30, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$769	$848	(9)%	$2,315	$2,637	(12)%
Costs and expenses:
Cost of revenues	(431)	(441)	(2)%	(1,254)	(1,399)	(10)%
Selling, general and administrative expenses	(258)	(300)	(14)%	(811)	(935)	(13)%
Other income	—	—	—	—	3	—
Amortization of intangible assets	(55)	(56)	(2)%	(169)	(165)	2%

Total costs and expenses	$(744)	$(797)	(7)%	$(2,234)	$(2,496)	(10)%

Operating income from continuing operations	$25	$51	(51)%	$81	$141	(43)%
Interest expense, net	(61)	(43)	42%	(146)	(138)	6%
Minority interest	(1)	(2)	(50)%	6	(4)	—
Other income (expense), net	4	(2)	—	7	(4)	—

(Loss) income from continuing operations before income taxes	$(33)	$4	—	$(52)	$(5)	—

Income tax expense	(4)	(13)	(69)%	(30)	(36)	(17)%

Loss from continuing operations	$(37)	$(9)	—	$(82)	$(41)	100%
Loss from discontinued operations, net of tax	—	—	—	—	(21)	—

Net loss	$(37)	$(9)	—	$(82)	$(62)	32%

Net loss per share:

Basic earnings per share:
Loss from continuing operations	$(0.25)	$(0.06)		$(0.55)	$(0.28)
Loss from discontinued operations	—	—		—	(0.14)

Net loss	$(0.25)	$(0.06)		$(0.55)	$(0.42)

Diluted earnings per share:
Loss from continuing operations	$(0.25)	$(0.06)		$(0.55)	$(0.28)
Loss from discontinued operations	—	—		—	(0.14)

Net loss	$(0.25)	$(0.06)		$(0.55)	$(0.42)

Weighted averages shares outstanding:
Basic	149.5	148.9		149.4	148.0

Diluted	149.5	148.9		149.4	148.0

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 6/30/09 and 09/30/08 (dollars in millions)

	June 30, 2009	September 30 2008	% Change
	(unaudited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$345	$411	(16)%
Accounts receivable, less allowances of $129 and $159	398	538	(26)%
Inventories	50	57	(12)%
Royalty advances (expected to be recouped w/in 1 year)	172	174	(2)%
Deferred tax assets	30	30	—
Other current assets	54	38	45%

Total Current Assets	$1,049	$1,248	(16)%
Royalty advances (expected to be recouped after 1 year)	210	212	(1)%
Investments	19	155	(88)%
Property, plant & equipment, net	98	117	(16)%
Goodwill	1,094	1,085	1%
Intangible assets subject to amortization, net	1,353	1,539	(12)%
Intangible assets not subject to amortization	100	100	—
Other assets	66	70	(6)%

Total Assets	$3,989	$4,526	(12)%

Liabilities & Shareholders’ Deficit:
Current Liabilities
Accounts payable	$170	$219	(22)%
Accrued royalties	1,192	1,189	—
Taxes & other withholdings	12	16	(25)%
Current portion of long-term debt	—	17	—
Deferred revenue	109	117	(7)%
Other current liabilities	246	313	(21)%

Total Current Liabilities	$1,729	$1,871	(8)%

Long-term debt	1,935	2,242	(14)%
Deferred tax liabilities, net	235	237	(1)%
Other noncurrent liabilities	232	262	(11)%

Total Liabilities	$4,131	$4,612	(10)%

Common stock	—	—	—
Additional paid-in capital	598	590	1%
Accumulated deficit	(768)	(686)	12%
Accumulated other comprehensive income, net	28	10	—

Total Shareholders’ Deficit	$(142)	$(86)	65%

Total Liabilities & Shareholders’ Deficit	$3,989	$4,526	(12)%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three and Nine Months 6/30/09 versus 6/30/08 (dollars in millions)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	% Change	Nine Months Ended June 30, 2009	Nine Months Ended June 30, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$11	$89	(88)%	$198	$185	7%
Net cash provided by (used in) investing activities	—	4	—	98	(148)	—
Net cash used in financing activities	(335)	(5)	—	(343)	(55)	—
Effect of foreign currency exchange rates on cash	11	1	—	(19)	23	—

Net (decrease) increase in cash	$(313)	$89	—	$(66)	$5	—

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Loss, Three and Nine Months 6/30/09 versus 6/30/08 (dollars in millions)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	% Change	Nine Months Ended June 30, 2009	Nine Months Ended June 30, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$90	$116	(22)%	$277	$341	(19)%
Depreciation expense	(10)	(9)	11%	(27)	(35)	(23)%
Amortization expense	(55)	(56)	(2)%	(169)	(165)	2%

Operating income from continuing operations	$25	$51	(51)%	$81	$141	(43)%
Interest expense, net	(61)	(43)	42%	(146)	(138)	6%
Minority interest	(1)	(2)	(50)%	6	(4)	—
Other income (expense), net	4	(2)	—	7	(4)	—

(Loss) income from continuing operations before income taxes	$(33)	$4	—	$(52)	$(5)	—

Income tax expense	(4)	(13)	(69)%	(30)	(36)	(17)%

Loss from continuing operations	$(37)	$(9)	—	$(82)	$(41)	100%
Loss from discontinued operations, net of tax	—	—	—	—	(21)	—

Net loss	$(37)	$(9)	—	$(82)	$(62)	32%

OIBDA margin	11.7%	13.7%		12.0%	12.9%
Operating income margin from continuing operations	3.3%	6.0%		3.5%	5.3%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, Three and Nine Months 6/30/09 versus 6/30/08 (dollars in millions)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	% Change	Nine Months Ended June 30, 2009	Nine Months Ended June 30, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income from Continuing Operations- GAAP	$25	$51	(51)%	$81	$141	(43)%
Depreciation and Amortization	65	65	0%	196	200	(2)%

Total WMG OIBDA	$90	$116	(22)%	$277	$341	(19)%

Recorded Music Operating Income from Continuing Operations- GAAP	$40	$66	(39)%	$103	$177	(42)%
Depreciation and Amortization	46	44	5%	137	139	(1)%

Recorded Music OIBDA	$86	$110	(22)%	$240	$316	(24)%

Music Publishing Operating Income from Continuing Operations - GAAP	$10	$15	(33)%	$51	$55	(7)%
Depreciation and Amortization	17	18	(6)%	51	53	(4)%

Music Publishing OIBDA	$27	$33	(18)%	$102	$108	(6)%

Constant Currency

Because exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant currency by calculating prior-year results using current-year foreign currency exchange rates. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $63 million, $47 million, $14 million and $8 million unfavorable impact of exchange rates on our Total, Recorded Music, Music Publishing and Digital revenue, respectively, in the three months ended June 30, 2009 compared to the comparable prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography and Segment, Three and Nine Months 6/30/09 versus 6/30/08 as Reported and Constant Currency (dollars in millions)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Three Months Ended June 30, 2008	Nine Months Ended June 30, 2009	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2008
	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)
Revenue by Geography:
US revenue
Recorded Music	$284	$319	$319	$867	$1,016	$1,016
Music Publishing	54	58	58	159	169	169
International revenue
Recorded Music	345	367	320	1,048	1,172	1,041
Music Publishing	93	110	96	257	298	260
Intersegment eliminations	(7)	(6)	(8)	(16)	(18)	(20)

Total Revenue	$769	$848	$785	$2,315	$2,637	$2,466

Revenue by Segment:
Recorded Music	$629	$686	$639	$1,915	$2,188	$2,057
Music Publishing	147	168	154	416	467	429
Intersegment eliminations	(7)	(6)	(8)	(16)	(18)	(20)

Total Revenue	$769	$848	$785	$2,315	$2,637	$2,466

Total Digital Revenue	$175	$166	$158	$519	$471	$454

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay any regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

Because free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP — “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Nine Months 6/30/09 versus 6/30/08 (dollars in millions)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Nine Months Ended June 30, 2009	Nine Months Ended June 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$11	$89	$198	$185
Less: Capital expenditures	6	6	15	26
Less: Net cash paid for (received from) investments	(6)	(10)	(113)	122

Free Cash Flow (a)	$11	$93	$296	$37

(a) - Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Nine Months Ended June 30, 2009	Nine Months Ended June 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Free Cash Flow	$11	$93	$296	$37
Plus: Cash paid for interest	43	47	109	127

Unlevered After-Tax Cash Flow	$54	$140	$405	$164

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com